Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-109980 of BlackRock Bond Allocation Target Shares on Form N-1A of our report dated November 26, 2008, appearing in the 2008 Annual Report of BlackRock Bond Allocation Target Shares on Form N-CSR, relating to the Series S Portfolio, Series C Portfolio, and Series M Portfolio, for the year ended September 30, 2008.  We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and “Independent Registered Public Accountant” and “Financial Statements” in the Statement of Additional Information, all of which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

January 28, 2009